NEWS RELEASE



FOR IMMEDIATE RELEASE: 16 January 1997



 MEDCROSS, INC. TO ACQUIRE FAMILY TELECOMMUNICATIONS, INC.

FTI Telecommunications Expertise and Technology to Strengthen Service Offering of Medcross Subsidiary, I-Link Worldwide Inc.



Salt Lake City, UT - Medcross, Inc. (NASDAQ: ILNK), to be renamed I-Link Incorporated, today announced that it has acquired Family Telecommunications, Inc. (FTI) of Phoenix, AZ. FTI is an FCC licensed long-distance carrier and provider of telecommunications services.

According to terms of a share exchange agreement, Medcross acquired all of the outstanding FTI shares from FTIs two shareholders, one of whom is the brother of Medcross president John W. Edwards, in exchange for 400,000 shares of Medcross common stock. FTIs 1996 revenues, representing its first eleven months of operation, were in excess of $3.9 million dollars. FTIs current monthly revenues are in excess of $800,000 with monthly billing minutes totalling over 6.9 million.

FTI financial statements are expected to be filed with the SEC within 60 days.

According to Medcross officials, the FTI acquisition strengthens planned communication service offerings of the Medcross subsidiary, I-Link Worldwide Inc. (I-Link). I-Link has developed patent-pending technology designed to allow phones and fax machines to utilize data networking protocols.

We are creating the communications network and services of the future, said Mr. Edwards. I-Link can significantly reduce communications costs, add communications intelligence, and maintain the ease-of-use and reliability to which communications users have become accustomed. FTIs telecommunications expertise and operations will accelerate I-Links ability to deliver best-of-class services to the market.

I-Link services include Fax4LessTM and Fone4LessTM, two communications services designed to reduce long-distance communications costs and provide additional functionality without requiring users to change current equipment or procedures. An immediate result of the acquisition is that I-Link has begun to market Fax4Less and Fone4Less as well as long-distance travel card, 800/888 service, and dedicated T1 access.

Cost Reduction
         I-Link technology allows the delivery of communications services via a data or IP-driven network, thus introducing new low-cost and increased-capability models. FTIs long-distance capabilities allow I-Link to immediately extend its network and savings beyond high-traffic communications areas. As a result, I-Link will now pursue one rate plan for each of its services throughout the lower 48 U.S. states.

         I-Links rate plan for Fax4Less and Fone4Less follows a unique
cascading model.   I-Link will also offer special rates for high-volume
users and annual subscribers and will wholesale its services to various long-distance carriers and resellers.

Communications Intelligence
I-Link plans to immediately leverage FTIs telecommunication expertise, services, and operational facilities. I-Link plans to utilize FTI personnel and systems to populate and, in some cases, manage I-Links network, sales, and customer care teams.

 According to Mr. Edwards, I-Links technology allows I-Link the ability to better integrate services such as voice, fax, and other data. He believes that FTI, with its existing services and customer base, gives his company more services to sell, more customers to approach, and thus, unique cross-selling opportunities.

Simplicity
One of the more interesting I-Link concepts regards the use of common devices (i.e. phone sets and stand-alone fax machines) to access the I-Link network. According to I-Link, the user of such devices is increasingly ignored in the rush to computer-driven solutions. I-Link services allow users to use phones and fax machines as they currently do.

I-Link views the FTI acquisition as a strengthening of its simplicity proposition. Mr. Edwards and many other I-Link employees previously came from the computer-driven data network industry. Mr. Edwards believes that FTIs long-time familiarity with communications systems, needs, and customers will drive customer-oriented solutions.

As we move into the future, said Mr. Edwards, its important that we take the best things from the past. Thats what the data networking industry did as it creatively destroyed the old mainframe industry. We see the same thing happening with telecommunications.

I-Link is a new kind of communications company delivering services that significantly reduce communications costs while preserving traditional ease-of-use and reliability and enhancing functionality. I-Link utilizes revolutionary patent-pending technology and its privately-owned network to more effectively deliver traditional and emerging communications services such as voice and fax.


###

Contact:

Tom Urquhart
I-Link Worldwide Inc.
801-576-5018
tomu@i-link.net